                                                                    EXHIBIT 4.1B
           ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION OF
                     UNITED COMPANIES FINANCIAL CORPORATION



         Pursuant to the provisions of Section 31 of the Louisiana Business Corporation Law, La.R.S. 12:31, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation for the purpose of increasing the number of authorized shares of its $2.00 par value common stock from 20,000,000 shares to 100,000,000 shares and its $2.00 par value preferred stock from 5,000,000 shares to 20,000,000 shares, all as set forth hereinafter.

                                   ARTICLE 1

         The name of the Corporation is United Companies Financial Corporation.

                                   ARTICLE 2

         The following amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation on April 28, 1994:

         The Articles of Incorporation are hereby amended by amending Section 1 of Article III to read in its entirety as follows:

                                  "ARTICLE III

                 Section 1. The total number of shares of capital stock which the corporation shall be authorized to issue shall be 100,000,000 shares of common capital stock with a par value of Two Dollars ($2.00) per share and 20,000,000 shares of preferred stock with a par value of Two Dollars ($2.00) per share. The Board of Directors is authorized to amend these Articles of Incorporation to fix and determine the terms, limitations and relative rights and preferences of the preferred stock including, without limitation, any voting rights thereof, to divide and issue the preferred stock in series, and to fix and determine the variations among series to the extent permitted by law."

                                   ARTICLE 3

         The number of shares of the Corporation outstanding at the time of such adoption was 12,349,067 and the number of shares entitled to vote thereon was the same.

                                   ARTICLE 4

         The number of shares voted for such amendment was 6,494,352 and the number of shares voted against such amendment was 1,245,332, and the number of shares which abstained from a vote thereon was 102,962.

         Executed this 12th day of May, 1994, by the undersigned officers of the Corporation in the presence of the undersigned competent witnesses.

WITNESSES:                             UNITED COMPANIES FINANCIAL CORPORATION


/s/ DALE E. REDMAN                         BY: /s/ J. TERRELL BROWN
                                               J. Terrell Brown, President


/s/ J. MICHAEL ROBINSON, JR.               BY: /s/ SHERRY E. ANDERSON
                                               Sherry E. Anderson, Secretary


STATE OF LOUISIANA
PARISH OF EAST BATON ROUGE

         I, Lee C. Kantrow, a Notary Public, do hereby certify that on this 12th day of May, 1994, personally appeared before me J. Terrell Brown who, being by me first duly sworn, declared that he is the President of United Companies Financial Corporation, that he signed the foregoing document as President of the Corporation and the statements contained therein are true.


                                           /s/ Lee C. Kantrow
                                           Notary Public